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                                                                    EXHIBIT 99.1

CONTACT:
Susan Griffin
Manager of Investor Relations
Lightbridge, Inc.
781-359-4000
SGRIFFIN@LIGHTBRIDGE.COM


        LIGHTBRIDGE(R), INC. COMMENTS ON SECOND-QUARTER FINANCIAL OUTLOOK

   REVENUE DECLINE OF APPROXIMATELY 8-10% CAUSED CHIEFLY BY SLOWING DEMAND IN
                            LEGACY HARDWARE BUSINESS

BURLINGTON, MASS. - JULY 2, 2001 - Lightbridge, Inc. (Nasdaq: LTBG), a global provider of mobile business solutions, today announced it anticipates second-quarter 2001 revenues will fall eight to 10 percent short of previous expectations, due largely to a decline in non-strategic hardware sales. The Company expects to report second-quarter 2001 revenues in the range of approximately $45.0 million to $46.0 million, with earnings per share in the range of $0.19 to $0.20. Lightbridge reported second-quarter 2000 revenues of $45.2 million and net income of $6.4 million, or $0.23 per share, which reflected pro forma results of the Company's merger with Corsair Communications, Inc. in February of 2001.


"We believe that during the second quarter, our telecom carrier clients began delaying capital equipment purchases, which caused the hardware equipment revenues to decelerate more rapidly than we had anticipated," said Pamela D.A. Reeve, chief executive officer. "As we have indicated previously, hardware sales are not a strategic business for Lightbridge, and we are phasing out of this segment as demand for analog phone technology diminishes and our clients find alternative suppliers of hardware to support prepay. In our transaction business, we expect revenues to come in about five percent below the Q1 2001 revenue number due to product mix shifts and slower growth rates for smaller clients."

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"Our software business has continued to grow despite the slower economy, and we expect to report a sequential increase in software revenues for the second quarter," Reeve said. "In addition, we expect margins to improve as software continues to grow as a percentage of revenues; and we have been successful in managing operating expenses. As a result, we expect to show an increase in operating income compared to the first quarter of 2001."

"Looking forward, we are in the process of revising our previously stated full-year guidance for 2001. We plan to provide updated guidance for the third quarter during the second-quarter Lightbridge conference call, which is scheduled for Thursday, July 26, 2001. Longer term, we believe the outlook for the wireless industry and for the critical segments of our business remains very positive," Reeve said.

Reeve continued, "We believe wireless is poised for yet another phase of growth with a new generation of services emerging in the U.S. and around the world. This dynamic represents both opportunities and challenges for our clients, the telecom carriers. The potential upsides are increased market penetration and additional sources of revenue. The challenges revolve around new network and services deployment, and handling subscriber growth in a far more competitive global environment. Our mission is to help our clients acquire, manage and retain their subscribers more effectively, which is aligned with these needs."

"We continue to be successful in presenting this value proposition to clients," Reeve continued. "Lightbridge has been in business for 12 years; we understand the wireless business; we can demonstrate highly productive long-term relationships with a broad range of clients; and we provide a valuable service that helps our clients improve their operations and financial performance. We are focussed on strengthening our existing sales resources through strategic partnerships, and our product pipeline continues to grow. In short, we are continuing to invest in a future that we believe looks very promising."



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FORWARD-LOOKING STATEMENTS

The expectations included in this news release are based on a preliminary analysis of the Company's operating and financial performance and therefore should be considered provisional in nature. Statements which are not historical facts contained in this release including, without limitation, those set forth above are forward-looking statements that involve risks and uncertainties. Such statements include, but are not limited to, statements about the future financial and operating performance of the company as well as the company's plans, objectives, expectations, intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Lightbridge, and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.



The matters discussed in this release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, without limitation, (i) dependence on a limited number of clients, (ii) continuing rapid change in the telecommunications industry that may affect both Lightbridge and its clients, (iii) uncertainties associated with Lightbridge's ability to develop new products, services and technologies, (iv) market acceptance of Lightbridge's new products and services and continuing demand for Lightbridge's products and services by telecommunications companies,
(v) the impact of competitive products, services and pricing on both Lightbridge and its clients, (vi) current and future economic conditions, (vii) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the Corsair merger, (viii) the company's ability to execute on its plans, (ix) economic and political instability in the domestic and international markets, (x) uncertainties associated with Lightbridge's ability to expand into new markets and (xi) the factors disclosed in Lightbridge's filings with the U.S. Securities and Exchange Commission. Lightbridge undertakes no obligation to update any forward-looking statements.



CONFERENCE CALL INFORMATION

Lightbridge will conduct a conference call for investors to discuss the information contained in this news release today, July 2, at 9:00 a.m. (ET). Investors who want to hear the call should log onto www.lightbridge.com at least 15 minutes prior to the broadcast. Then, follow the instructions provided to assure that the necessary audio applications are downloaded and installed. The call will be available on the investor relations section of WWW.LIGHTBRIDGE.COM for one week.

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ABOUT LIGHTBRIDGE

Lightbridge is a global provider of mobile business solutions, offering communications providers products and services that increase revenue, productivity and customer loyalty. Building on its 12-year heritage in the wireless telecommunications arena, Lightbridge provides a reliable infrastructure for the mobile business economy that supports a comprehensive customer lifecycle, including customer acquisition, risk management, prepay and replenishment, customer relationship management and retention. On February 7, 2001, Lightbridge completed an acquisition of Corsair Communications, Inc., a provider of real-time, prepaid billing solutions for the global wireless industry. While continuing to set the standards for customer care, Lightbridge now enables carriers to significantly increase the volume of new subscribers by offering either prepay or postpay billing administration models. Lightbridge is headquartered in Burlington, Mass. Additional information is available at http://www.lightbridge.com or by calling 1-800-LIGHTBR.



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Lightbridge is a trademark of Lightbridge, Inc.
PrePay and PhonePrint registered trademarks of Corsair Communications, Inc.